SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2008

LIFECELL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	01-19890	76-0172936
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Millennium Way Branchburg, New Jersey	08876
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 947-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 7, 2008, LifeCell Corporation (“LifeCell”) announced the execution of the Agreement and Plan of Merger, dated April 7, 2008, by and among LifeCell, Kinetic Concepts, Inc., a Texas corporation (“KCI”), and Leopard Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of KCI (“Purchaser”), pursuant to which (i) Purchaser will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of LifeCell; and (ii) following the consummation of the Offer, Purchaser will merge with and into LifeCell (the “Merger”). After the Merger, LifeCell will continue to exist as a wholly-owned subsidiary of KCI.

On April 14, 2008, a purported stockholders class action complaint was filed by a stockholder of LifeCell in the Chancery Division of the Superior Court of New Jersey in Somerset County, naming LifeCell, its directors and KCI as defendants. The complaint alleges causes of action against the defendants for breach of fiduciary duties in connection with KCI’s proposed acquisition of LifeCell and seeks relief including, among other things, (i) preliminary and permanent injunctions prohibiting consummation of the Offer and the contemplated Merger and (ii) payment of the plaintiff’s costs and expenses, including attorneys’ and experts’ fees. The lawsuit is in its preliminary stage. LifeCell believes that the lawsuit is without merit and intends to defend vigorously against it.

Cautionary statement regarding forward-looking statements

This filing contains forward-looking statements as defined by the federal securities laws which are based on LifeCell’s current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied, including, among other things, risks relating to the expected timing of the completion and financial benefits of the Offer and the Merger. LifeCell undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECELL CORPORATION

By:	/s/ Steven T. Sobieski
Steven T. Sobieski
Chief Financial Officer

Date: April 21, 2008